LaSalle Bank N.A.
135 South LaSalle Street
Suite 1625
Chicago, IL 60603

Global Securities and Trust Services

Annual Statement of Compliance

VIA: EMAIL

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179
regabnotifications@bear.com

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Re:      Bear Stearns Second Lien Trust 2007-1

Reference is made to the Sale and Servicing Agreement dated as of April 30, 2007 (the "Agreement"), among Bear Stearns Asset Backed Securities I LLC, as Depositor, Citibank, N.A., as Indenture Trustee, LaSalle Bank National Association, as Master Servicer and Securities Administrator, and EMC Mortgage Corporation, as Sponsor and Company.

I, Tammy Spriggs, a First Vice President of LaSalle Bank National Association, as Master Servicer hereby certify that:

1.	A review of the activities of the Master Servicer during the preceding calendar year and of the performance of the Master Servicer under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: March 12, 2008

LaSalle Bank National Association, as Master Servicer

By: /s/ Tammy Spriggs

Name: Tammy Spriggs
Title: First Vice President